Exhibit 99.1

Orbital Tracking Corp. Announces Successful Recapitalization

● Capital Structure Significantly Streamlined Through Elimination of Substantially All Outstanding Convertible Preferred Shares

● Secured $805,000 in Growth Capital from New Long-Term Investors

AVENTURA, FL – May 16, 2019 – Orbital Tracking Corp. (OTCQB: TRKK) (“Orbital Tracking” or the “Company”), today announced that it has successfully recapitalized the Company through a series of transformative transactions, including a shares for notes exchange with the majority of its preferred shareholders that resulted in the elimination of outstanding preferred shares; the raising of $805,000 through the placement of new convertible notes; and the repayment of certain convertible debt, dated January 18, 2019.

“The recapitalization of Orbital Tracking marks an exciting new beginning for the Company. Supported by a simplified capital structure without dilutive preferred shares and unfavorable convertible debt, and bolstered by significant capital from new investors, we now intend to accelerate the growth of the business transforming the Company into a leading provider of mobile satellite tracking, voice and data technology to consumers, enterprises and governments around the world,” said David Phipps, Chief Executive Officer of Orbital Tracking.

The actions undertaken as part of this recapitalization include:

●	Under the terms of the shares for note exchange, shareholders of the Company’s Series B, C, D, F, G, H, I, J, K and L agreed to tender an aggregate of 10,827,850 preferred shares, representing 100% of the currently issued and outstanding preferred shares of these series in exchange for a two-year, 6% promissory note in the principal amount of $168,270. As a result of the shares for note exchange, the Company eliminated approximately 99.4% of its outstanding preferred shares, excluding 5,140,460 preferred shares held by management, or over 81.8% of fully diluted common share equivalents.

●	The placement of an aggregate principal amount of $805,000 of convertible promissory notes with new accredited investors. The new two-year convertible promissory notes provide the holders with the option to convert the notes into 8,050,000 common shares. A portion of the proceeds were used to repay existing debt and outstanding convertible promissory notes. The Company expects to use the remaining proceeds to fund investments in inventory, the establishment and expansion of new and existing global marketplaces and product lines, and for general working capital purposes, including potential acquisitions.

●	Additionally, as part of the recapitalization, management intends to convert 5,140,360 Series E preferred shares into 342,691 shares of common stock, pending the filing of required documents with state regulators. As a result of the shares for notes exchange and management’s planned preferred stock conversion, approximately 67,789 preferred shares will remain outstanding, convertible into approximately 30,716 common shares.

Mr. Phipps continued, “With the completion of these transformative financial events and with the support of our new long-term shareholders, we plan to rapidly execute on our strategic plan to enhance our growth, both organically and through strategic, value-added acquisitions. Together with new partners, we look to expand our global footprint in the United States and internationally as we seek to deliver improved value to our customers and shareholders.”

About Orbital Tracking Corp.

Orbital Tracking Corp. provides satellite-based tracking, services as well as mobile voice and data communications services globally via satellite to the commercial and government users. Orbital Tracking specializes in services related to the Globalstar satellite constellation, including ground station construction, simplex tracking services and satellite telecommunications voice airtime. Orbital Tracking operates various e-commerce retail and tracking portals where users around the world can purchase satellite hardware and track assets in real-time on mobile devices or PCs. For more information regarding Orbital Tracking, please visit www.orbitaltracking.com.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net